Exhibit 19.1

Procore Technologies, Inc.
INSIDER TRADING POLICY
(Amended and Restated on March 28, 2023)

The Board of Directors (the “Board”) of Procore Technologies, Inc. (the “Company,” “we,” “us,” “our” or “Procore”) has adopted this Insider Trading Policy (this “Policy”) in order to take an active role in the prevention of insider trading violations by our directors, officers, employees, and other related individuals.

A.Why do we have this Policy?

On a regular basis we provide you, our directors, officers, employees and consultants, and other individuals and entities referred to in the section titled “Who does this policy apply to?” (“you”), with confidential information regarding many aspects of our business. In addition, at times you may receive material information that is not yet publicly available about other publicly traded companies. Under federal and state securities laws, it is illegal to trade in the securities of a company while in possession of material nonpublic information about that company. Thus, because you may have knowledge of specific confidential information that is not disclosed outside of Procore and which will constitute material nonpublic information, trading in our common stock, or in certain instances, trading in the stock of other public companies, could constitute “insider trading” and violate the law, as could “tipping,” or giving material nonpublic information to, others who then trade on the basis of that information. The consequences of insider trading or the tipping of material nonpublic information can be severe. In fact, the person violating the laws, as well as Procore and our individual directors, officers, and other supervisory personnel, may be subject to criminal and civil lawsuits and financial penalties in connection with a violation of the insider trading laws.

Nonpublic information about Procore is subject to your Procore Technologies, Inc. Proprietary Information and Inventions Agreement (your “PIIA”) and is not to be used or disclosed outside of Procore, except as necessary to perform your job duties. Unauthorized disclosure or use of nonpublic information, including misuse in securities trading, will subject you to disciplinary action, up to and including termination of employment. We have adopted this Policy to comply with the laws governing (i) trading in our common stock while in possession of material nonpublic information concerning Procore and (ii) tipping or disclosing material nonpublic information to others, and in order to prevent the appearance of improper trading or tipping. We reserve the right to prohibit any transaction from being completed to enforce compliance with this Policy.

B.What is Procore’s policy on Insider Trading?

1.Do not trade on material nonpublic information

Whether or not the trading window (as described below) is open, and except as discussed in the section titled “Are there any exceptions to this Policy?” below, you may not, directly or indirectly through others, engage in any transaction involving Procore’s securities while you are aware of material nonpublic information about Procore. It is not an excuse that you did not “use” the information in deciding whether or not to engage in the transaction.

Similarly, if, in the course of your relationship with Procore, you learn of any confidential information that is material to another publicly traded company (including but not limited to a customer or partner of Procore or an economically-linked company such as a competitor of Procore), you may not trade in that other company’s securities until the information becomes public or is no longer material to that other company. For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company that could affect that company’s stock price. If information about that transaction constitutes material nonpublic information for that other company, you are prohibited from engaging in transactions involving the securities of that other company. It is important to note that “materiality” is different for different companies. Information that is not material to Procore may be material to another company.

2.Do not disclose material nonpublic information

You may not disclose material nonpublic information concerning Procore or any other company to friends, family members, or any other person or entity not authorized to receive such information, except directly to the Securities and Exchange Commission (the “SEC”) in compliance with Procore’s Whistleblower Policy. Any nonpublic information you acquire in the course of your service with Procore may only be used for legitimate Procore business purposes. In addition, you are required to handle the nonpublic information of others in accordance with the terms of any relevant nondisclosure agreements, including your PIIA, and limit your use of the nonpublic information to the purpose for which it was disclosed.

Even if you are not directly disclosing material nonpublic information, you may not make recommendations or express opinions about securities of a company, Procore or otherwise, based on material nonpublic information about that company. In particular, you may not participate, in any manner other than passive observation, in any Internet discussion thread, message board, or social media platform that is related to trading in Procore’s securities. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so. You should know that third parties are known to contact employees of companies to obtain information about the company under false pretexts.

3.Do not respond to outside inquiries for information

In the event you receive an inquiry for information from someone outside of Procore, such as a stock analyst, you should refer the inquiry to our Chief Legal Officer (the “Compliance Officer”) or, if the Compliance Officer is unavailable, the Chief Financial Officer. Responding to a request yourself is a violation of this Policy and, in some circumstances, may be a violation of the law.

4.Take personal responsibility

The ultimate responsibility for complying with this Policy and applicable laws rests with you. As we request you do in all aspects of your work with Procore, please use your best judgment at all times and consult with the Compliance Officer and/or your legal and financial advisors, in confidence, if you have questions.

C.Who does this Policy apply to?

This Policy applies to all directors, officers, employees and consultants of Procore, its subsidiaries and its affiliates. upon the commencement of their relationship with Procore.

References in this Policy to “you” should also be understood to include members of your immediate family, persons with whom you share a household, your dependents and any other individuals or entities whose transactions in securities you influence, direct or control (including, for example, a venture or investment fund, if you influence, direct or control transactions by the fund); provided, however, that this Policy does not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws. You are responsible for making sure that these individuals and entities comply with this Policy. This Policy is confidential and is subject to your PIIA. Nonetheless, you may share this Policy with your spouse or domestic partner, financial planner, tax advisor or attorney on a need-to-know basis, provided the confidentiality obligations are maintained (i.e., those persons do not use the disclosure in any manner other than to advise you, and they do not disseminate this Policy).

You are expected to comply with this Policy as long as you possess any material nonpublic information about Procore. This means that, even after you cease to be affiliated with Procore, you must continue to abide by the applicable trading restrictions until you no longer have material nonpublic information. In addition, if you are subject to a trading blackout under this Policy at the time you cease to be affiliated with Procore, you are expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period.

D.What types of transactions are covered by this Policy?

This Policy applies to all transactions involving Procore’s securities. This Policy therefore applies to purchases, sales and other transfers of Procore’s common stock, options, restricted stock units, warrants, debt securities and other securities (including distributions of securities by a venture or other investment fund to its constituent equity holders). This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, transactions in derivative securities, hedging transactions, short sales and certain decisions with respect to participation in benefit plans. This Policy also applies to any offers with respect to the transactions discussed above. In addition, no person subject to this Policy who, in the course of his or her relationship with Procore, learns of any confidential information that is material to another publicly traded company (including but not limited to a customer or partner of Procore or an economically-linked company such as a competitor of Procore), may trade in that other company’s securities until the information becomes public or is no longer material to that other company. Although there are limited exceptions to this Policy (described in “Are there any exceptions to this Policy?” below), please note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction (e.g., this policy applies whether a trade involves one or 10,000 shares of Procore’s common stock).

1.Transactions that are Strictly Prohibited or Require Special Consideration

a.Short sales. You may not engage in short sales (i.e., the sale of a security that must be borrowed to make delivery) or “sell short against the box” (i.e., sell with a delayed delivery) if such sales involve Procore’s securities. Short sales may signal to the market possible bad news about Procore or a general lack of confidence in Procore’s prospects and an expectation that the value of Procore’s securities will decline.

b.Derivative transactions, collateral, and margin. You may not:

●engage in derivative securities or hedging transactions. Notwithstanding the foregoing prohibition, you may enter into a transaction to purchase and hold ownership interests in an exchange fund or redeem or otherwise withdraw Procore securities previously contributed to an exchange fund, provided that each such transaction is pre-cleared in accordance with the requirements of this Policy and all other applicable provisions of this Policy are observed. You may not trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to Procore’s securities (other than stock options and other compensatory equity awards issued to you by Procore). Other than the limited exception set forth herein, you may not participate in any hedging or similar transaction designed to decrease the risks associated with holding Procore’s common stock.

●pledge Procore’s securities as collateral for a loan or hold Procore’s securities in margin accounts, except as contemplated hereby. You may not pledge or otherwise use Procore’s securities as collateral for a loan or hold Procore’s securities in a margin account, unless permitted pursuant to Procore’s Pledging Policy and in accordance with the pre-clearance review and approval process required thereby. For the avoidance of doubt, if you have pledged Procore’s securities as collateral for a loan or hold Procore’s securities in a margin account as permitted pursuant to Procore’s Pledging Policy and in accordance with the pre-clearance review and approval process required thereby, any sale of such securities by the pledgee or margin account holder will not be deemed a transaction under this Policy.

c.Open orders. You should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade during a blackout period, which may result in inadvertent insider trading.

E.What does “Material Nonpublic Information” mean?

Information is “material” if a reasonable investor would consider it important in making a decision to buy, sell or retain our common stock, or in certain instances, the stock of other public companies. Both positive and negative information may be material. Information is “nonpublic” until it has been widely disseminated to the public (through, for example, a press conference or release) and the public has had a chance to absorb and evaluate it.

Examples of information that would normally be regarded as “material” include the following, although this list is not exclusive:

●financial results, financial condition, projections or forecasts;
●known but unannounced earnings or losses;
●the status of Procore’s progress toward achieving significant financial goals;
●significant corporate events, such as a pending or proposed acquisition;
●new equity or debt offerings;
●positive or negative developments in outstanding litigation or regulatory matters; or
●known but unannounced changes in senior management or members of the Board.

Financial information is particularly sensitive. For example, nonpublic information about the results of our operations for even a portion of a quarter might be material in helping an analyst predict our results of operations for the quarter.

Information is “nonpublic” until it has been widely disseminated to the public market and the public has had a chance to absorb and evaluate it. Unless you have seen material information publicly disseminated, you should assume the information is nonpublic.

When in doubt, you should assume that the information is material and nonpublic. If you have any questions as to whether information should be considered “material” or “nonpublic,” please consult with the Compliance Officer.

F.When may I trade in Procore’s common stock?

Even if you are not in possession of any material nonpublic information, you may only trade in Procore’s common stock if all of the following conditions have been met:

1.Open trading window: You may only engage in transactions involving Procore’s common stock during an open trading window. Transactions permitted only during an open trading window include, but are not limited to, bona fide gifts involving Procore’s common stock or transfers for tax planning purposes in which the beneficial ownership and pecuniary interest in the transferred securities does not change. Whether a gift is truly bona fide will depend on the facts and circumstances surrounding each gift. If you are not sure whether your proposed gift is bona fide, please consult with the Compliance Officer. Our trading window will typically close after the close of market on the 15th day of the last month of a fiscal quarter and continue through the end of the second full trading day following the date of public disclosure of the financial results for that fiscal quarter. In addition to regular quarterly blackout periods, there may be additional blackout periods when appropriate due to certain events. We will notify you whenever a special blackout period goes into effect that applies to you. (See “When is our Blackout Period?” below.)

2. 10b5-1 Plan: The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions made pursuant to trading plans that meet certain requirements, commonly referred to as “10b5-1 trading plans.” These trading plans must be entered into when you are not aware of material nonpublic information, meet the requirements set forth in Rule 10b5-1 (“Rule 10b5-1”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and meet any specific requirements or guidelines established by Procore, as set forth in Procore’s Rule 10b5-1 Plan Guidelines. In addition, these trading plans, including any amendment, modification, or termination, must be pre-approved, in writing, by the Compliance Officer. Transactions made pursuant to a 10b5-1 trading plan are not subject to the restrictions in this Policy, even if you are aware of material nonpublic information at the time of the transaction or a blackout period is in effect.

If you are a member of the executive leadership team of Procore or an “officer” for the purpose of Section 16 of the Exchange Act, as determined by the Board (collectively, “Executives”), or a director, and you wish to trade in Procore’s common stock, you are encouraged to do so via a 10b5-1 trading plan that meets the specific requirements or guidelines established by Procore for such plans, as set forth in Procore’s Rule 10b5-1 Plan Guidelines. Anyone else desiring to trade via such a plan may also do so, subject to such plan meeting any specific requirements or guidelines established by Procore for such plans, as set forth in Procore’s Rule 10b5-1 Plan Guidelines. Trading plans must be pre-approved by and filed with the Compliance Officer and be accompanied by an executed certificate stating that the trading plan complies with Rule 10b5-1 and any other criteria established by Procore.

3.Pre-clearance: If you are listed on Schedule I attached hereto, you must receive pre-clearance from the Compliance Officer of your proposed trade (please see attached form). Additionally, if you are listed on Schedule I attached hereto, you must also receive pre-clearance from the Compliance Officer of any proposed bona fide gift involving Procore’s common stock or transfer for tax planning purposes in which the beneficial ownership and pecuniary interest in the transferred securities do not change. Whether a gift is truly bona fide will depend on the facts and circumstances surrounding each gift. If you are not sure whether your proposed gift is bona fide, please consult with the Compliance Officer. From time to time, Procore may identify other persons who require pre-clearance, and the Compliance Officer may update and revise Schedule I as appropriate. Regardless of whether you are listed on Schedule I, you must receive pre-clearance from the Compliance Officer if you wish to enter into a transaction to purchase and hold ownership interests in an exchange fund or redeem or otherwise withdraw Procore securities previously contributed to an exchange fund. If you are the Compliance Officer, you may not engage in a transaction involving Procore’s common stock unless the Chief Financial Officer has pre-cleared the transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. Any proposed trade that receives pre-clearance must be executed within five calendar days of receiving pre-clearance, unless otherwise approved by the Compliance Officer. Even if you receive pre-clearance for a trade, you may not trade in securities of Procore if you are aware of material nonpublic information regarding Procore.
If you do not follow the above requirements, you may be subject to disciplinary action, up to and including termination of your relationship with Procore, as well as civil and criminal penalties as described in the section titled “What are the consequences of Insider Trading?” below.
G.When is our Blackout Period?

To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, Procore has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time. Whether or not a blackout period is in effect, you must comply with this Policy and may not trade on the basis of material nonpublic information.

1.Quarterly blackout periods

Except as discussed in the section titled “Are there any exceptions to this Policy?”, directors, officers, employees and consultants of Procore or its subsidiaries may not engage in transactions involving Procore’s common stock during quarterly blackout periods. Additionally, during quarterly blackout periods, directors, officers, employees, and consultants of Procore or its subsidiaries may not make any bona fide gifts involving Procore’s common stock or transfers for tax planning purposes in which the beneficial ownership and pecuniary interest in the transferred securities does not change. Some transactions that involve merely a change in the form in which you own securities may be permitted. Whether a gift is truly bona fide will depend on the facts and circumstances surrounding each gift. If you are not sure whether your proposed gift is bona fide, please consult with the Compliance Officer.

Quarterly blackout periods begin after the close of market on the 15th day of the last month of a fiscal quarter and continue through the end of the second full trading day following the date of public disclosure of the financial results for that fiscal quarter. This defined period is a particularly sensitive time for transactions involving Procore’s common stock from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter.

2.Special blackout periods

From time to time, we may also implement additional blackout periods when, in the judgment of the Compliance Officer, a trading blackout is warranted. We will generally impose special blackout periods when there are material developments known to us that have not yet been disclosed to the public. For example, we may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special blackout periods may be declared for any reason.

We will notify you if you are subject to a special blackout period. If you receive this notification, you may not disclose to others the fact that you are subject to the special blackout period and may not engage in any transaction involving Procore’s common stock until approved by the Compliance Officer.

3.Regulation BTR blackouts

Directors and Executives may also be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction (“Regulation BTR”) under U.S. federal securities laws. In general, Regulation BTR prohibits any director or Executive from engaging in certain transactions involving Procore securities during periods when 401(k) plan participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by Procore, regardless of the intentions of the director or Executive effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC as well as potential criminal liability.

Procore will notify directors and Executives if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy.

H.Are there any exceptions to this Policy?

Yes, there are limited exceptions to this Policy, which are described below. Please note that there may be instances where you suffer financial harm or other hardship or are otherwise required to forgo a planned transaction because of the restrictions imposed by this Policy. Personal financial emergencies or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.

1.Receipt, vesting and exercise of stock awards

The trading restrictions under this Policy do not apply to the acceptance or purchase of stock options, restricted stock or the like issued or offered by Procore, nor do they apply to the vesting, cancellation, forfeiture of stock options, restricted stock, restricted stock units or stock appreciation rights or the acquisition or repurchase of shares pursuant to option exercises under our option plans.

2.Sale of shares to cover tax withholdings

The trading restrictions under this Policy do not apply to the sale of shares of Procore’s common stock issued upon vesting of restricted stock units for the limited purpose of covering tax withholding obligations (and any associated broker or other fees), provided that, prior to such sale, you irrevocably elect to sell such shares to cover tax withholding obligations in a manner approved by the Compliance Officer. To the extent applicable, the trading restrictions under this Policy also do not apply to the sale of shares of Procore’s common stock issued pursuant to a purchase under Procore’s employee stock purchase plan for the limited purpose of covering tax withholding obligations (and any associated broker or other fees), provided that, prior to such sale you irrevocably elect to sell such shares to cover tax withholding obligations in a manner approved by the Compliance Officer.

3.Purchases from the Procore Employee Stock Purchase Plan

The trading restrictions in this Policy do not apply to elections with respect to participation in Procore’s employee stock purchase plan or to purchases of Procore’s common stock under the plan. However, the trading restrictions do apply to subsequent sales of Procore’s common stock, except as may be permitted under clause 2 of this section titled “Are there any exceptions to this Policy?”

4.Stock splits, stock dividends and similar transactions

The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.

5.Other exceptions

The trading restrictions under this Policy do not apply to transfers by will or the laws of descent and distribution.

Any other exception from this Policy must be approved by the Compliance Officer in consultation with the Nominating and Corporate Governance Committee of the Board.

Please be aware that even if a transaction falls within one of the exceptions described above, you will need to separately assess whether the transaction complies with applicable law. If you have any questions, please consult with the Compliance Officer.

I.What are the consequences of Insider Trading?

Penalties for violating insider trading laws can include disgorging profit made or loss avoided by trading, paying the loss suffered by the persons who purchased securities from, or sold securities to, the insider tippee, paying civil and/or criminal penalties, and/or serving a jail term. Procore and/or supervisors of the person violating the rules may also be required to pay civil or criminal penalties and could be subject to private lawsuits.

A violation of this Policy is not necessarily a violation of law. In fact, for reasons explained in this Policy, it is not necessary for us to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action against you. In addition, please remember that we may prohibit a transaction from being completed to enforce compliance with this Policy.

J.What should I do if I suspect that this Policy has been violated?

Please promptly report violations or suspected violations of this Policy to the Compliance Officer. You may also report via Procore’s third party hosted reporting platform using the following reporting options:

●US toll-free: 844-269-9217
●Web-based reporting: https://secure.ethicspoint.com/domain/media/en/gui/54631/index.html
●International toll-free numbers can be found at: https://secure.ethicspoint.com/domain/media/en/gui/54631/index.html

K.Priority of Statutory or Regulatory Trading Restrictions

The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, or contractual restrictions on the sale of securities.

L.Amendments

Procore is committed to continuously reviewing and updating its policies, and Procore therefore reserves the right to amend this Policy with prospective effect at any time, for any reason, subject to applicable law.

SCHEDULE I
INDIVIDUALS SUBJECT TO PRE- CLEARANCE
REQUIREMENTS+

+This list may be updated from time to time by the Compliance Officer.

PROCORE TECHNOLOGIES, INC. INSIDER TRADING POLICY
PRE-CLEARANCE CHECKLIST AND CERTIFICATION

If you are required to receive pre-clearance of your proposed trade, please complete and submit this form to the Legal Department at preclearance@procore.com. Any proposed trade that receives pre-clearance must be executed within five calendar days after receiving pre-clearance, unless otherwise approved by the Compliance Officer. Even if you receive pre-clearance for a trade, you may not trade in securities of Procore if you are aware of material nonpublic information regarding Procore.

EMAIL TO: preclearance@procore.com

Name of Person Proposing to Trade:

Purchase or Sale:

Max Number of Shares:

Date Trading will be Completed by:
(proposed trade must be executed within five calendar days after receiving pre-clearance, unless otherwise approved by the Compliance Officer)

By sending this email to preclearance@procore.com, I hereby confirm the following:

Compliant with Insider Trading Policy (e.g., during an open window). I will ensure my trade is made during an open window and is in compliance with the Insider Trading Policy.

Rule 10b-5 concerns. I am aware that trading is prohibited when I am in possession of any material nonpublic information regarding Procore Technologies, Inc. or its subsidiaries that has not been adequately disclosed to the public. I have informed the Compliance Officer of any information known to me that I believe may be material or that I have any questions about whether it is material. I am not trading on the basis of any material nonpublic information. If I become aware of any nonpublic material information, or the trading window closes, I will cease trading immediately (which may include cancelling an open order).